Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 13, 2019, relating to the financial statements of Ready Capital Corporation, and the effectiveness of Ready Capital Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ready Capital Corporation for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
November 1, 2019